EXHIBIT 99.7 TO
AMENDMENT NO. 1 TO
ANNUAL REPORT ON FORM 10-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2000

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to
Commission file number 1-3671

A.	Full title of the plan and the address of the plan, if different from the issuer named below:

GENERAL DYNAMICS CORPORATION
HOURLY EMPLOYEES
SAVINGS AND STOCK INVESTMENT PLAN

B.	Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

GENERAL DYNAMICS CORPORATION
3190 FAIRVIEW PARK DRIVE
FALLS CHURCH, VIRGINIA 22042-4253

GENERAL DYNAMICS CORPORATION
HOURLY EMPLOYEES SAVINGS AND STOCK INVESTMENT PLAN
INDEX OF FINANCIAL STATEMENTS AND EXHIBITS

		Pages of this
		Exhibit 99.7

(a)	FINANCIAL STATEMENTS

	Report of Independent Public Accountants	1

	Statements of Net Assets Available for Benefits, As of December 31, 2000 and 1999	2

	Statement of Changes in Net Assets Available for Benefits, For the Year Ended December 31, 2000	3

	Notes to Financial Statements	4-8

	Schedule I – Statement of Investments in Master Trust Funds As of December 31, 2000	9-10

	Schedule II– Item 27(d) – Schedule of Reportable Transactions For the Year Ended December 31, 2000	11

(b)	SIGNATURE	12

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Financial statements
As of December 31, 2000 and 1999
Together with report of independent public accountants

Report of independent public accountants

To General Dynamics Corporation:

We have audited the accompanying statements of net assets available for benefits of the General Dynamics Corporation Hourly Employees Savings and Stock Investment Plan (the Plan) as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements and the schedules referred to below are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental statement of investments in master trust funds (Schedule I) and the schedule of reportable transactions (Schedule II) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Vienna, Virginia
June 18, 2001

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Statements of net assets available for benefits
As of December 31, 2000 and 1999

	2000	1999

Assets:

Investment in Master Trust	$630,763,839	$596,401,492

Loans receivable	11,977,438	10,626,395

Miscellaneous receivables	—	20,283

Total assets	642,741,277	607,048,170

Liabilities:

Accrued liabilities and accounts payable	364,457	81,057

Net assets available for benefits	$642,376,820	$606,967,113

The accompanying notes are an integral part of these statements.

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Statement of changes in net assets available for benefits
For the year ended December 31, 2000

Participation in income of Master Trust	$56,084,380

Add (deduct):

Participants’ contributions	19,965,868

Employer’s contributions	7,564,804

Loan repayments	787,071

Rollover contributions	283,621

Distributions to withdrawn participants	(49,230,797)

Participant forfeitures	(42,886)

Other	(2,354)

Net increase	35,409,707

Net assets available for benefits:

Beginning of year	606,967,113

End of year	$642,376,820

The accompanying notes are an integral part of these statements.

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Notes to financial statements
December 31, 2000 and 1999

1.     Plan description

The General Dynamics Corporation Hourly Employees Savings and Stock Investment Plan (the Plan) is a defined contribution plan covering eligible hourly employees of General Dynamics Corporation (the Company). The following is a brief description of the Plan provided for general information purposes. Participants should refer to the Plan agreement for more complete information.

A participant may contribute from 1 to 10 percent of base earnings up to $12.01 per hour and 1 to 6 percent of base earnings in excess of $12.01 per hour up to $20.01 per hour. Maximum contributions for represented participants are determined by the applicable collective bargaining agreements. In addition, participants at some locations may contribute another 1 to 4 percent of base earnings up to $20.01 per hour on an unmatched basis. Participants at Bath Iron Works, Armament Systems, Defense Systems, Advanced Technology Systems and Information Systems may contribute 1 to 15 percent of their salary on a pre-tax basis. Participants at Government Systems Corporation and Gulfstream may contribute 1 to 15 percent of their salary on a pre-tax, after-tax, or combination basis.

Each participant shall direct his or her contributions to be invested in 1 percent increments into all funds. Participants can change their investment elections daily and can make an unlimited number of investment election changes each year.

Most Company matching contributions to the Plan are invested in Company common stock. However, at certain locations the Company match follows the participant’s election. Generally, participants that are eligible for the Company matching contribution and invest 100 percent in the General Dynamics Stock Fund receive a 100 percent Company matching contribution in Company common stock. Participants that are eligible for the Company matching contribution but invest less than 100 percent in the General Dynamics Stock Fund receive a 50 percent Company matching contribution in Company common stock. The matching contributions vary for participants at Bath Iron Works, Armament Systems, Defense Systems, Advanced Technology Systems and Information Systems. Forfeitures will be used to reduce future employer contributions.

Participants are eligible to participate in the Plan upon hire, and their contributions are always 100 percent vested. Company matching contributions are fully vested upon five years of service. Generally, for participants from many of the Company’s subsidiaries, contributions invested in the General Dynamics Stock Fund must be maintained in that fund for 5 years before becoming eligible for transfer to any other fund. Therefore, a portion of the balance in the General Dynamics Stock Fund represents non-participant-directed investment due to the match. With the exception of the General Dynamics Stock Fund, all other investment funds are completely participant-directed.

The Plan permits active participants and employed inactive participants to borrow up to 50 percent of the vested amount in their accounts (as limited by the Plan) and to repay the loan by regular payroll deductions over a period of up to five years. Loans are issued at the prime rate of interest.

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

In the event the Plan is terminated, each participant will automatically become vested in the unvested Company contributions. Each participant will receive payments based on the specific dollar amounts and shares of Company common stock in his or her account.

2.     Plan investments

The investment options for Plan participants offer the opportunity to invest in a broad range of markets. According to the Plan documents, participants may invest in the following funds:

General Dynamics Stock Fund — The fund invests only in common stock of the Company.

Fixed Income Fund — The fund invests in General Account and Separate Account Guaranteed Investment Contracts (GICs). General Account GICs are deposits with an insurance company that earn a contractually specified rate of return over a defined period. These contracts are secured by the issuer’s general account (a broadly diversified portfolio of assets) and the net worth of the insurance company. Separate Account GICs are insured deposits with Metlife, but are invested in a separate portfolio of high-quality securities. The GICs are not further guaranteed by the Company or any government agency.

Bond Index Fund —The fund invests in high-quality government, agency, corporate, mortgage-backed and asset-backed securities.

Balanced Fund —The fund is a mixed portfolio of commingled stocks and bond funds. The fund is made up of international equities, U.S. large cap equities and U.S. fixed income securities.

S&P 500 Stock Index Fund —The fund invests in all 500 U.S. common stocks in the S&P 500 Index in proportion to their weighting in the S&P 500 Index. It may also hold a small percentage of its value in S&P 500 futures contracts.

International Index Fund —The fund invests in over 1,000 stocks in the major markets of Europe, Australia and the Far East. Investments are made in all stocks in the MSCI EAFE Index in approximate proportion to the weighting in the MSCI EAFE Index.

Small Cap Index Fund —The fund attempts to invest in all 2,000 stocks in the Russell 2000 Index in proportion to their weighting in the Russell 2000 Index as liquidity allows. The Russell 2000 Index represents the smallest two-thirds of the 3,000 largest U.S. companies. It may also hold a small percentage of its value in Russell 2000 Index futures contracts.

All of the above funds may hold a small cash balance for purposes of liquidity and expense control that is maintained in The Northern Trust Company Collective Short-Term Investment Fund.

3.     Summary of accounting policies

The accompanying financial statements are prepared on an accrual basis in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

The Plan’s investments are stated at fair value except for its investment contracts with insurance companies, which are valued at contract value (see Note 8). Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

4.     Tax status

The Company has received a determination from the Internal Revenue Service (IRS) that the Plan, including all amendments through March 18, 1999, is a qualified profit-sharing plan under Section 401(a) of the Internal Revenue Code. The trust formed thereunder is exempt from Federal income tax under Section 501(a). Although the Plan has been amended subsequent to the date of the latest determination from the IRS, The Plan Administrator and Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates.

5.     Investments

The Plan’s investments are held by the General Dynamics Corporation Savings and Stock Investment Plan Master Trust (the Master Trust), which was established for the investment of assets of the Plan and the General Dynamics Corporation Savings and Stock Investment Plan (the Plans). Each participating plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by The Northern Trust Company (the Trustee). The recordkeeper is Hewitt Associates. At December 31, 2000 and 1999, the Plan’s interest in the net assets of the Master Trust was approximately 17.2 and 17.7 percent, respectively. Net assets and net participation in the income of the Master Trust are allocated to the Plans according to their percentage interest in the Master Trust.

The following table presents the reported value of investments for the Master Trust.

	December 31

	2000	1999

Guaranteed investment contracts	$1,235,043,145	$1,239,132,103

General Dynamics Corporation common stock*	1,167,168,747	780,090,277

Investments in registered investment companies	1,074,640,326	1,280,694,154

Investments in U.S. Government Securities	143,003,863	33,051,643

Loans receivable	45,345,045	41,281,187

Investments in Corporate Debt Securities & Other	39,835,670	3,728,819

Cash and cash equivalents	33,903,469	48,692,121

Total	$3,738,940,265	$3,426,670,304

Investment income for the Master Trust is as follows for the year ended:

December 31,
2000

General Dynamics Corporation common stock*	$410,421,061

Guaranteed investment contracts	83,786,541

Investments in U.S. Government Securities	11,314,158

Investments in Corporate Debt Securities and Other	2,580,410

Investments in registered investment companies	(102,196,571)

$405,905,599

*	Denotes party-in-interest

6.     Plan administration

Administrative expenses are primarily paid by the Plan, although certain administrative functions are performed by employees of the Company. Although no costs were reimbursed by the Company in 2000, the Plan document provides that these costs may be reimbursed by the Company.

7.     Reconciliation of financial statements to 5500

In accordance with accounting principles generally accepted in the United States, amounts allocated to accounts of participants who have elected to withdraw from the Plan but have not yet been paid as of year end are not reported as liabilities on the statements of net assets available for benefits. However, the Department of Labor requires that these amounts be reported as liabilities on Form 5500. At December 31, 2000 and 1999, amounts payable on withdrawals and distributions were $926,345 and $1,116,598, respectively. In addition, on the accompanying 2000 statement of changes in net assets available for benefits, distributions to withdrawn participants would have been $49,040,544 instead of $49,230,797 if the December 31 amounts payable on withdrawals and distributions had been included.

8.     Investment contracts with insurance companies

Most investments held by the Master Trust are recorded at quoted market value as stated on public exchanges as of December 31, 2000 and 1999. The Company values the GICs in the Fixed Income Fund in accordance with AICPA Statement of Position No. 94-4, “Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans.” As of December 31, 2000 and 1999, the GICs included in the Master Trust are reported at contract value because they have been determined to be fully benefit responsive. For example, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuers or otherwise. The contract value of the GICs at December 31, 2000, was $1,235,043,145 as compared to the fair value of $1,264,171,396. The average yield and crediting interest rates ranged from 6.7 to 12.3 percent for 2000 and 5.7 to 10.0 percent for 1999.

9.     Nonparticipant-directed investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31

	2000	1999

General Dynamics Corporation common stock*	$165,195,744	$108,027,195

Temporary investments in Northern Trust Company Collective Short-Term Investment Fund*	1,060,027	2,159,286

	$166,255,771	$110,186,481

Change in net assets:

Investment in Master Trust	$57,697,147

Participants’ contributions	5,998,522

Employer’s contributions	3,511,291

Loan repayments	1,483,761

Rollover contributions	81,761

Distributions to withdrawn participants	(7,545,838)

Interfund transfers	(4,355,636)

New loans issued	(776,239)

Participant forfeitures	(25,479)

Net increase	$56,069,290

*	Denotes party-in-interest.

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Schedule I —Statement of investments in Master Trust funds
As of December 31, 2000

		Quoted
		market/contract
	Cost	value

General Dynamics Stock Fund:

Investment in General Dynamics Corporation Common Stock*	$500,718,771	$1,167,168,747

Temporary investments in The Northern Trust Company Collective Short-Term Investment Fund*	7,489,483	7,489,483

Total	$508,208,254	$1,174,658,230

Proportionate interest		$166,255,771

Fixed Income Fund:

Investment in the Fixed Income Fund		$1,235,043,145

Temporary investments in The Northern Trust Company Collective Short-Term Investment Fund*		27,520,861

Total		$1,262,564,006

Proportionate interest		$212,308,292

Bond Index Fund:

Investment In The Bond Index Fund		$138,740,712

Proportionate interest		$46,417,908

Balanced Fund:

Investment in the Balanced Fund		$98,959,628

Temporary investments in The Northern Trust Company Collective Short-Term Investment Fund*		60,968

Total		$99,020,596

Proportionate interest		$15,588,324

S&P 500 Stock Index Fund:

Investment in the S&P 500 Stock Index Fund		$888,996,172

Proportionate interest		$174,979,215

*	Denotes party-in-interest

The accompanying notes are an integral part of these statements.

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Schedule I —Statement of investments in Master Trust funds
As of December 31, 2000

		Quoted
		market/contract
	Cost	value

International Index Fund:

Investment in the International Index Fund		$47,786,315

Proportionate Interest		$4,549,388

Small Cap Index Fund:

Investment in the Small Cap Index Fund		$75,445,245

Proportionate interest		$9,579,670

Loan Fund:

Loans Receivable		$45,345,045

Proportionate interest		$11,977,438

Distribution account:

Distribution account		$6,383,944

Proportionate interest		$1,085,271

Total investment in Master Trust funds		$3,738,940,265

Total proportionate interest		$642,741,277

		17.2%

*	Denotes party-in-interest

The accompanying notes are an integral part of these statements.

General Dynamics Corporation
Hourly Employees Savings and Stock Investment Plan

Schedule II —Item 27(d) —Schedule of reportable transactions
For the year ended December 31, 2000

	Number of	Total	Number of		Total cost
	purchase	value of	sales	Net selling	of assets
Description of assets	transactions	purchases	transactions	price	sold	Net gain

Type (3) - Series of transactions by issues in excess of 5%
General Dynamics

Corporation common stock	21	$56,027,868	5	$48,904,143	$24,447,537	$24,456,606

Note: The above reportable transactions are defined as:

(3)	A series of transactions involving securities of the same issue in a non-participant directed fund which, in the aggregate, amount to more than 5% of the current value of the Trust’s assets as of the beginning of the plan year.

There were no type (1), type (2) or type (4) reportable transactions for non-participant directed funds during the year ended December 31, 2000.

The accompanying notes are an integral part of these statements.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

As Plan Administrator of the General Dynamics Corporation Hourly Employees Savings and Stock Investment Plan

By /s/ David A. Savner

David A. Savner Senior Vice President and General Counsel

Dated: June 29, 2001